Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-143198

(Supplementing Preliminary Prospectus Statement

dated May 19, 2008)

     On May 20, 2008, a portfolio manager for an institutional investor sent an e-mail communication to our vice president of investor relations that included an inquiry regarding intellectual property or other exclusivity for pralatrexate, or PDX, our lead product candidate. Our vice president of investor relations responded to the portfolio manager’s inquiry by reply e-mail.

STATEMENTS INCLUDED IN THE E-MAIL COMMUNICATION

     The reply e-mail includes the following inquiry from the institutional investor and the response of our vice president of investor relations:

Inquiry:

Please remind me the IP or other exclusivity for PDX.

Response:

Here is a summary of PDX exclusivity.  Please let me know if you have any additional questions.

UNITED STATES

Patent Protection

July 16, 2017 for PDX substantially free of 10-deazaaminopterin (“pure PDX”), related compositions, and methods of treatment

Additional applications pending for treatment of T-cell lymphoma with PDX, methods to assess sensitivity to PDX and combinations of PDX with gemcitabine or erlotinib

Regulatory Exclusivity

5-year new chemical entity exclusivity after NDA approval

7-year orphan drug exclusivity for T-cell lymphoma after NDA approval

Potential for pediatric exclusivity

EUROPE

Patent Protection

July 16, 2017 for pure PDX, related compositions, and methods of treatment

Patent allowed in Europe; regionalization in process

Patents pending in Japan and Canada

Applications pending worldwide for treatment of T-cell lymphoma with PDX

Patent allowed in Europe; regionalization in process

Regulatory Exclusivity

10 or 11-year data exclusivity after regulatory approval

10-year orphan medicinal product exclusivity for T-cell lymphoma after regulatory approval

IMPORTANT INFORMATION ABOUT THE E-MAIL CONTENTS

     The contents of the e-mail should be balanced against the more complete information provided in our registration statement (including the prospectus and preliminary prospectus supplement thereto) and the further clarification set forth below.

United States Regulatory Exclusivity

     The statement above regarding 5-year new chemical entity exclusivity assumes that no drug product containing pralatrexate or any ester or salt or other noncovalent derivative of pralatrexate is approved before our PDX.

European Patent Protection

     With respect to both our European patent application directed to pure PDX, as defined in the foregoing e-mail, and our European patent application directed to the treatment of T-cell lymphoma with PDX, the reference to allowed means that the European Patent Office has issued communications informing us that the Examining Division intends to grant a European patent on the application.  Both applications are awaiting grant.  Regionalization with respect to such patent applications is occurring to the extent that we have notified European counsel where we intend to regionalize the patent and to the extent regionalization is part of the allowance/grant process.

     In addition, investors should read the statements contained herein together with the disclosures made in our preliminary prospectus supplement describing PDX and the section in our preliminary prospectus supplement entitled “RISK FACTORS.”

We have filed a registration statement (including a prospectus and a preliminary prospectus supplement thereto) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at (866) 500-5408.